UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, DC 20549
FORM 8‑K
CURRENT REPORT Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): February 20, 2013
TOR Minerals International, Inc. (Exact Name of Registrant as Specified in Its Charter) Delaware (State or Other Jurisdiction of Incorporation)
0-17321 (Commission File Number) 722 Burleson Street Corpus Christi, Texas (Address of Principal Executive Offices)	74-2081929 (IRS Employer Identification No.) 78402 (Zip Code)
(361) 883-5591 (Registrant's Telephone Number, Including Area Code) N/A (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

1

ITEM 2.02           RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

On February 20, 2013, TOR Minerals International, Inc. (the "Company") announced its financial results for the fourth quarter and year-ended December 31, 2012.  Highlights for the fourth quarter and year-ended December 31, 2012 as compared to the prior year period included:

  2012 net sales increased 38% to a record $56.7 million
  2012 net income available to common shareholders increased 29% to a record $5.1 million
  2012 diluted EPS increased 23% to $1.49 per share
  4Q12 net sales increased 3% to $9.8 million
  4Q12 net income available to common shareholders was $236,000, versus $1.1 million during the prior year
  4Q12 diluted EPS was $0.07, versus 4Q11 diluted EPS of $0.35
  Shareholders' equity as of December 31, 2012 increased to $12.00 per diluted share, versus $10.33 at the same time last year
Quarterly Sales by Product Group (in 000's)		4Q11	4Q12	% Change
TiO2 Pigments		$3,807	$3,643	-4%
Specialty Aluminas		4,431	4,650	5%
Other		1,308	1,530	17%
Total		$9,546	$9,823	3%

Annual Sales Comparison by Product Group (in 000's)	2010	2011	2012	% Change 2012 vs. 2011
TiO2 Pigments	$12,595	$18,998	$30,662	61%
Specialty Aluminas	14,242	17,461	19,195	10%
Other	4,179	4,562	6,796	49%
Total	$31,016	$41,021	$56,653	38%

During the year ended December 31, 2012, net sales increased 38 percent to $56.7 million, due to increases in all three of the Company's primary product categories.  Sales of titanium dioxide (TiO2) pigment products, which include HITOX®, TIOPREM® and synthetic rutile (SR) products, increased 61 percent during 2012, primarily due to $10.4 million of SR sales to third parties and increased average selling prices.  These factors were more than enough to offset a decline in HITOX volumes. Specialty alumina sales increased 10 percent during the year primarily due to an increase in sales volume to a significant U.S. customer, which was partially offset by a decrease in European sales volume.  Other product sales increased 49 percent, primarily due to increased volumes from new and existing BARTEX® customers in the United States.

During the fourth quarter of 2012, net sales increased 3 percent to $9.8 million, as a 5 percent increase in specialty alumina sales and a 17 percent increase in other product sales were offset by a 4 percent decrease in Titanium dioxide (TiO2) pigments sales.  As expected, pricing and volumes of Titanium dioxide (TiO2) pigments products, which include HITOX®, TIOPREM® and synthetic rutile (SR) products, continued to be affected by weakness in the broader market for TiO2. Factors affecting specialty alumina and other product sales were consistent with those earlier in the year.

2

Commenting on sales trends, Dr. Olaf Karasch, Chief Executive Officer, said, "Our continued focus on delivering unique value-added products along with the geographic, product, customer and end-market diversification of our business, has allowed us to overcome the effects of a weak and uncertain global economy and produce our third consecutive year of record sales and earnings.  While our TiO2 pigment sales declined slightly during the fourth quarter, we outperformed the double-digit sales declines we have seen from other commodity TiO2 producers.  In addition, our end-market and geographic diversification allowed us to overcome significant headwinds in Europe.  Despite a 30 percent sales decline in alumina sales in that region, we posted a double-digit increase in total specialty alumina sales worldwide."

During the fourth quarter of 2012, gross margin decreased to 13.0 percent of sales versus 26.4 percent during the same period a year ago.  The decrease in gross margin was primarily the result of lower utilization of the SR production plant Malaysia, combined with increased maintenance, raw materials and energy costs.  The Company said that during the fourth quarter of 2012, our Malaysian SR plant underwent significant construction and maintenance work, which is expected to be completed during the first quarter of 2013. While lower utilization levels will continue to affect profitability during the first quarter of 2013, the work is designed to generate significant improvement in yields and reduce production costs.   Operating expenses decreased 5.9 percent to $1.3 million, primarily related to a decrease in salaries and legal expenses.  During the fourth quarter, net income available to common shareholders was $236,000, or $0.07 per diluted share, as compared to $1.1 million, or $0.35 per diluted share, during the same period a year ago.

During the year ended December 31, 2012, gross margin decreased by 150 basis points to 21.1 percent of sales, as increases in raw materials, maintenance and indirect labor were only partially offset by higher average selling prices.  Operating expenses increased 9.9 percent to $5.4 million, primarily related to sales commissions and consulting fees.  During 2012, net income available to common shareholders was $5.1 million, or $1.49 per diluted share, as compared to $3.9 million, or $1.21 per diluted share, during the same period a year ago.

"Inflated customer inventory levels and soft demand trends have led to decreased volumes and pricing across the TiO2 industry.  We expect these market conditions to persist through the first half of 2013 and will likely continue to negatively affect both volumes and pricing for our TiO2 pigments and third-party sales of SR for the next several quarters.  In addition to lower utilization and pricing, we expect near-term profitability to be negatively affected by increased costs of raw materials and energy.  To offset these factors, we are making incremental investments in our Malaysian SR plant to improve yields and reduce our production costs.  Longer term, we believe the demand and supply characteristics in the TiO2 industry will continue to create attractive opportunities for TOR Minerals, as customers increasingly discover the value-added attributes of substituting our HITOX® and TIOPREM® products for commodity TiO2," said Dr. Karasch.  "While near-term pressure may impede our ability to deliver growth in our TiO2 business during the next several quarters, we expect continued growth in our specialty alumina and other product categories during 2013.  Our strategic focus remains on product innovation and continued reduction in our production costs with an objective to deliver on our targeted growth of 15% to 20% over the next three to five years."

3

TOR Minerals will host a conference call at 5:00 p.m. Eastern, 4:00 p.m. Central Time, on February 20, 2012, to further discuss fourth quarter results. The call will be simultaneously webcast, and can be accessed via the News section on the Company's website, www.torminerals.com.  Investors and interested parties may participate in the call by dialing 877-407-8033 and referring to conference ID # 408254.

This statement provides forward-looking information as that term is defined in the Private Securities Litigation Reform Act of 1995, and, therefore, is subject to certain risks and uncertainties. There can be no assurance that the actual results, business conditions, business developments, losses and contingencies and local and foreign factors will not differ materially from those suggested in the forward-looking statements as a result of various factors, including market conditions, general economic conditions, including the present slowdown in U.S. construction and the risks of a general business slow down or recession, the increasing cost of energy, raw materials and labor, competition, the receptivity of the markets for our anticipated new products, advances in technology, changes in foreign currency rates, freight price increase, commodity price increases, delays in delivery of required equipment and other factors.

A copy of this press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

4

ITEM 9.01           FINANCIAL STATEMENTS AND EXHIBITS

(a)	Financial Statements of Businesses Acquired. Not applicable.
(b)	Pro Forma Financial Information. Not applicable.
(c)	Shell company transaction Not applicable
(d)	Exhibits. The following exhibit is furnished in accordance with the provisions of Item 601 of Regulation S-B:
	Exhibit Number	Description
	99.1	Press Release, dated February 20, 2013, announcing the Company's fourth quarter and year-end 2012 financial results
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
TOR MINERALS INTERNATIONAL, INC. _____________________ (Registrant)

Date: February 20, 2013	/s/ BARBARA RUSSELL
Barbara Russell Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release, dated February 20, 2013, announcing the Company's fourth quarter and year-end 2012 financial results
5